Exhibit 10.21

EMPLOYMENT AGREEMENT

BETWEEN:

David Deisley, Business person, of 2988 W. 2nd Avenue, Vancouver, BC, Canada, V6K 1K4

(the “Executive”)

AND:

NovaGold USA, Inc., a company incorporated pursuant to the laws of Delaware, and having its principle office in Salt Lake City, at One Utah Center, 201 South Main Street, Suite 400, Salt Lake City, Utah,  84111

(the “Company”)

           WHEREAS:

A. The Company is a natural resource company currently engaged in the acquisition and exploration of mineral properties;

B. The Company wishes to employ and the Executive wishes to supply his services in the capacity of Executive Vice President & General Counsel, on the terms and conditions set out in this Agreement;

C. The Company and the Executive desire that this employment relationship and the terms thereof be formally embodied in this Agreement;

D. The Company is a wholly owned subsidiary of NovaGold Resources Inc., a company formed under the laws of Nova Scotia (“NovaGold”);

E. NovaGold wishes to employ the Executive, and the Executive wishes to supply his services, in the capacity of Executive Vice President & General Counsel of NovaGold, on the terms and conditions set out in a separate employment agreement executed contemporaneously with the execution of this Agreement and dated September 4, 2012 (the “Canada Agreement”); and

F. The Company, NovaGold and the Executive intend that during the term of this Agreement, the Executive will serve as Executive Vice President & General Counsel of the Company and as Executive Vice President & General Counsel of NovaGold, and that a breach or termination by either party of this Agreement will be considered a breach or termination of the Canada Agreement, and vice versa;

           THEREFORE in consideration of the recitals, the following covenants and the payment of one dollar made by each party to the other, the receipt and sufficiency of which are acknowledged by each party, the parties agree on the following terms:

1.	ENGAGEMENT AND DURATION

1.1	Engagement

The Company hereby employs the Executive as Executive Vice President & General Counsel and the Executive accepts such employment. The Executive shall also serve as Executive Vice President & General Counsel of NovaGold pursuant to the “Canada Agreement”.

1.2	Term

The Executive’s employment pursuant to the terms of this Agreement shall commence effective November 1, 2012 and shall continue indefinitely, unless and until terminated as set forth herein.

1.3	At-Will Employment

The Executive’s employment is at-will, and either the Executive or the Company may terminate the relationship at any time, with or without prior notice, except as especially provided for in Articles 6 or 7 of this Agreement.

2.	DUTIES

2.1	Performance of Duties

The Executive shall act as Executive Vice President & General Counsel, and the Executive shall perform such services and duties as are normally provided by an Executive Vice President & General Counsel of a company in a business and of a size similar to the Company’s, and such other services and duties as may reasonably be assigned from time to time.

2.2	Other Boards or Committees

The Executive’s performance of reasonable personal, civic or charitable activities or the Executive’s service on any boards or committees of any private or public companies shall not be deemed to interfere with the performance of the Executive’s services and responsibilities to the Company pursuant to this Agreement, so long as there is no conflict between the business of the Company and the business of the private or public companies.  The Executive agrees to inform the Board of Directors of the Company (the “Board”) forthwith upon the Executive being appointed to any such board or committee.  The Executive’s right to participate on such boards or committees shall be subject to approval of the Board, which approval will not be unnecessarily withheld.  The Board acknowledges that as of the date of this Agreement, the Executive is a director of the companies set forth in Schedule A hereto, and approves the Executive’s right to participate on such boards.

2.3	Principal Place of Work

The Executive shall perform his duties under this Agreement at the Company’s principal executive offices which are currently located in Salt Lake City, Utah.  The Executive acknowledges that his duties and responsibilities may involve a reasonable amount of traveling, including travel which may be required to perform his duties under the Canada Agreement.

2.4	Reporting

The Executive shall report directly to the President and Chief Executive Officer (“CEO”) of the Company.

2.5	Instructions

The Executive will, subject to the terms of this Agreement, comply promptly and faithfully with the reasonable and lawful instructions, directions, requests, rules and regulations of the Board and the CEO.

3.	REMUNERATION AND BENEFITS

3.1	Salary

The Company shall pay to the Executive for his services under this Agreement an annual salary of US$425,000, subject to all applicable statutory deductions and payable in substantially equal installments on the dates that the Company has established for paying wages to its employees.  Executive understands that his position is classified as exempt under both state and federal wage and hour law. The Executive's annual salary shall be allocated by the Company between this Agreement and the Canada Agreement as appropriate.

3.2	Annual Review

The annual salary referred to in section 3.1 shall be reviewed at least annually by the CEO in consultation with the Executive.  The CEO shall make recommendations to the Board or the compensation committee of the Board (“Compensation Committee”) regarding appropriate salary adjustments.  The annual salary referred to in section 3.1 shall be increased by such amount as is determined by the Board or the Compensation Committee in its sole discretion taking into consideration the recommendations of the CEO, the performance of the Executive and the performance of the Company provided, however, that in no event shall the annual salary be less than the annual salary payable in the previous fiscal year.

3.3	Reimbursement of Expenses

The Company shall reimburse the Executive for all reasonable expenses incurred by him in the performance of this Agreement provided that the Executive provides the Company with written expense accounts with respect to each calendar month, by no later than the end of the calendar month following the incurring of such expenses.  The Company will provide the Executive with, or reimburse the Executive for, services and fees necessary for the performance of the Executive’s duties including, but not limited to, membership in the Executive’s professional institute, stock information accounts and fax lines.

3.4	Medical Benefits

The Company shall provide the Executive with group life, long-term disability, extended medical and dental insurance coverage (“benefit coverage”) in accordance with the terms of the benefit plans in effect from time to time and, to the extent provided by such plans, the Company shall extend medical and dental insurance coverage to the Executive’s spouse and child dependents.  The Company may, in the Company’s discretion, change such benefit coverage or amend such benefits from time to time, as long as such changes do not apply solely to the Executive.

3.5	Directors and Officers Liability Insurance

The Company shall provide the Executive with directors’ and officers’ liability insurance appropriate to the nature of his responsibilities under this Agreement.  The directors’ and officers’ liability insurance will be subject to the terms and conditions of the insurance policy’s coverage.

3.6	Vacation

The Executive shall be entitled to 5 weeks of paid vacation for each fiscal year with the Company.  The Executive shall be entitled to a pro-rata portion of the Executive’s vacation entitlement for any part year of employment.  The Executive shall take such vacation only at times approved in advance by the CEO, which approval shall not be unreasonably withheld.  The Executive shall be covered by the Company’s vacation policy for banking and forfeiture of vacation days.  In addition, the Executive shall be entitled to statutory holidays and the number of paid holidays provided for under the policies and procedures of the Company, as they exist from time to time.  For the avoidance of doubt, the Executive is entitled to a total of 5 weeks of paid vacation from his responsibilities as Executive Vice President & General Counsel of the Company and of NovaGold, and the terms of this Agreement and of the Canada Agreement regarding paid vacation will be interpreted accordingly.

3.7	Other Benefits

In addition to any other compensation or benefits to be received by the Executive pursuant to this Agreement, the Executive shall be eligible to participate in all executive benefits which NovaGold may from time to time provide to its senior executives.  For greater certainty, and among other things, the Executive shall be eligible to participate in NovaGold's Stock Award Plan (“Option Plan”) and Performance Share Unit Plan (“PSU Plan”), as amended from time to time.  All stock option and performance share unit (“PSU”) grants are at the discretion of NovaGold’s Board of Directors and are subject to, and will be made in accordance with, the guidelines of the Toronto Stock Exchange and the Option Plan or PSU Plan, as applicable.

In recognition of your appointment, you will receive an initial grant of 500,000 options, to be issued and priced on the date of this agreement, in accordance with the requirements of the Toronto Stock Exchange and applicable securities laws.  One third of these options vest upon your start date of November 1, 2012 (the “Start Date”), with the second 1/3 to vest on the first anniversary of your Start Date and the final 1/3 to vest on the second anniversary of your Start Date.  The terms and conditions of the options, including the manner of exercise, will be in accordance with the terms of the Plan and the requirements of the Toronto Stock Exchange and applicable securities laws.  Any stock options granted to the Executive shall have an exercise price that is not less than the fair market value of the stock on the date of the grant and otherwise satisfies the requirements specified in U.S. Treasury Regulation 1-409A-1(b)(5)(i)(A).

In further recognition of your appointment, you will receive an initial grant of 150,000 PSUs upon the commencement of your employment.  The PSUs will vest on January 5, 2014 and will be subject to the vesting criteria determined by the Board of Directors of NovaGold.  The terms and conditions of the PSUs will be in accordance with the terms of the PSU Plan and the requirements of the Toronto Stock Exchange, applicable securities laws, and U.S. federal income tax laws to the extent they are applicable.

As an inducement to enter into this Agreement, the Company will, subject to approval of the Toronto Stock Exchange and the NYSE-MKT and applicable securities laws, arrange to issue the Executive 125,000 common shares of NovaGold.  The entitlement to shares may be settled on a net withholding basis in order to satisfy any tax obligations of the Executive arising out of the grant of shares set out herein.  Any such withholding will be satisfied by the Company on a cash basis at the then market price of the NovaGold’s shares, and the Executive will be issued that number of shares equal to 125,000 multiplied by (100% - the anticipated percentage withholding obligation).  The grant of the shares shall be effective the later of: (i) November 1, 2012, (ii) the date of his relocation to the United States and (iii) the date that TSX, and if applicable, NYSE-MKT approve the grant.

3.8	Equipment

The Company shall provide the Executive with such equipment as the Executive and CEO agree is necessary for performance of the Executive’s duties which shall include a computer, fax machine, personal digital assistant and a cell phone for use in carrying out Company business.  This equipment will remain Company property and will be subject to the applicable policies and procedures of the Company regarding the Company’s equipment, including the obligation of each employee to return such property upon termination of employment.

3.9	Annual Incentive Program

The Executive shall be entitled to participate in the Company’s Annual Incentive Program (the “Annual Incentive Program”) according to the terms of the Annual Incentive Program which Annual Incentive Program the Company may, in the Company’s discretion, change, abolish or amend from time to time, with or without notice.  Any payments made to the Executive by affiliates of the Company, including NovaGold, shall be taken into consideration when assessing payments made pursuant to the Annual Incentive Plan.

3.10	Payroll

The Company may at its election provide remuneration and benefits set out in Article 3 of this Agreement through an affiliate of the Company.

4.	CONFIDENTIALITY AND NON-DISCLOSURE

4.1	“Confidential Information”

The term “Confidential Information” means any and all information concerning any aspect of the Company or any of its affiliates not publicly disclosed, which the Executive may receive or develop as a result of his engagement by or involvement with the Company, and including all technical data, concepts, reports, programs, processes, technical information, trade secrets, systems, business strategies, financial information and other information unique to the Company.  All Confidential Information, including notes, diagrams, maps, reports, notebook pages, memoranda, sample materials and any excerpts thereof that include Confidential Information are the property of the Company or parties for whom the Company acts as agent or who are customers of the Company, as the case may be, and are strictly confidential to the Company and/or such parties.  The Executive shall not make any unauthorized disclosure or use of and shall use his best efforts to prevent unauthorized disclosure or use of such Confidential Information.

4.2	Equitable Remedies

The Executive acknowledges that any unauthorized disclosure or use of such Confidential Information by the Executive may result in material damages to the Company and that the Company shall be entitled to seek injunctive relief or any other legal or equitable remedy to prohibit, prevent or enjoin unauthorized disclosure or use of Confidential Information by the Executive.  Executive hereby waives the need for the Company to post any bond or security in connection therewith.  The Executive acknowledges and agrees that his unauthorized disclosure or use of Confidential Information will cause irreparable harm to the Company that could not be adequately compensated by damages.  This section 4.2 shall not affect any damages or other remedies to which the Company may be entitled under this Agreement, at law or in equity, arising from any breaches of such liabilities or obligations by Executive, including but not limited to all remedies at law.

4.3	Use of Confidential Information

Except as authorized by the Company, the Executive will not:

(a)	duplicate, transfer or disclose nor allow any other person to duplicate, transfer or disclose any of the Company’s Confidential Information; or

(b)	use the Company’s Confidential Information without the prior written consent of the Company.

4.4	Protection of Confidential Information

The Executive will safeguard all Confidential Information at all times so that it is not exposed to or used by unauthorized persons, and will exercise at least the same degree of care used to protect the Executive’s own Confidential Information.

4.5	Exception

The restrictive obligations set forth above shall not apply to the disclosure or use of any information which:

(a)	is or later becomes publicly known under circumstances involving no breach of this Agreement by the Executive;

(b)	is already known to the Executive at the time of receipt of the Confidential Information;

(c)	is lawfully made available to the Executive by a third party;

(d)
is disclosed by the Executive pursuant to a requirement of a governmental department or agency or disclosure is otherwise required by operation of law, provided that the Executive gives notice in writing to the Company of the required disclosure immediately upon his becoming advised of such required disclosure and provided also that the Executive delays such disclosure so long as it is reasonably possible in order to permit the Company to appeal or otherwise oppose such required disclosure and provides the Company with such assistance as the Company may reasonably require in connection with such appeal or other opposition;

(e)	is disclosed to a third party under an approved confidentiality agreement; or

(f)	is disclosed in the course of the Executive’s proper performance of the Executive’s duties under this Agreement.

4.6	Removal of Information

The Executive will not, without the written consent of the CEO, remove any information relating to the Company, or any third party with which the Company is conducting business, from the premises where the Executive is working, unless required in the normal course of his duties.

4.7	New Discoveries

Any inventions, discoveries or improvements in systems, methods and processes made by the Executive in the course of his employment and any mineral discoveries and opportunities to acquire mineral assets or interests therein which come to the Executive in the course of his employment will be disclosed to the Company forthwith in writing, and shall belong to and be the absolute property of the Company if so designated by the Company in writing within a reasonable time following the Executive’s disclosure.

4.8	Survival

The provisions of this Article 4 shall survive the termination of this Agreement.

4.9	Non-Solicitation

The Executive shall not, for a period of six (6) months following the termination of the Executive’s employment for any reason, without the prior written consent of the CEO, either directly or indirectly, for or on behalf of himself/herself or any individual, partnership, corporation or other legal entity, as principal, agent, employee or otherwise, solicit, influence, entice, induce or attempt to solicit, influence, entice or induce:

(a)	any person who is employed by the Company or any affiliated company to leave such employment; or

(b)
any person, firm or corporation whatsoever, who or which has at any time in the last two (2) years of the Executive’s employment with the Company or any predecessor of the Company, been a customer of the Company, an affiliate company, or of any of their respective related companies to cease its relationship with the Company or any related company, provided that this subsection shall not prohibit the Executive from soliciting business from any such customer where such solicitation is unrelated to the business carried on by the Company or any related company.

The Executive agrees that all restrictions contained in this Agreement are reasonable and valid and all defenses to the strict enforcement thereof by the Company are waived by the Executive.

4.10	Equitable Relief

The Executive agrees that, in the event he/she violates any of the restrictions referred to in this Article 4 the Company shall suffer irreparable harm and shall be entitled to preliminary and permanent injunctive relief and any other remedies in law or in equity which the court deems fit.  Executive hereby waives the need for the Company to post any bond or security in connection therewith.  This section 4.10 shall not affect any damages or other remedies to which the Company may be entitled under this Agreement, at law or in equity, arising from any breaches of such liabilities or obligations by Executive, including but not limited to all remedies at law.

5.	DELIVERY OF RECORDS

Upon the termination of the employment of the Executive by the Company, or at any time the Company requests, the Executive will deliver to the Company all books, records, lists, brochures and other property belonging to the Company or developed in connection with the business of the Company, including any Confidential Information, and will execute such transfer documentation as is necessary to transfer such property or intellectual property to the Company.

6.	TERMINATION

6.1	The Executive’s Right to Terminate

The Executive may terminate his obligations under this Agreement:

(a)	at any time upon providing three months’ notice in writing to the Company; or

(b)
upon a material breach or default of any term of this Agreement by the Company provided that if such material breach or default is capable of being remedied by the Company, it has not been remedied within 30 days after written notice of the material breach or default has been delivered by the Executive to the Company.

The Company may waive the notice requirements set out in paragraph (a) above in whole or in part and if it does so, the Executive's entitlement to remuneration and benefits as set out in sections 6.3 and 6.4 as applicable will apply as of the date the Company waives such notice.

6.2	Company’s Right to Terminate

The Company may terminate the Executive’s employment under this Agreement at any time:

(a)	for just cause which shall include, without limitation, any of the following events:

(i)	theft, dishonesty or fraud by the Executive with respect to the business of the Company;

(ii)
the conviction of the Executive for a criminal offence that gives rise or is likely to give rise to the Company’s stock becoming ineligible for listing on any stock exchange or market or the Company’s stock being subject to a cease-trade order by a Canadian or US securities regulatory authority; or

(iii)	any and all other omissions, commissions or other conduct which would constitute just cause at law; or

(b)
upon the Executive dying or becoming permanently disabled or disabled for a period exceeding 180 consecutive days or 180 non-consecutive days calculated on a cumulative basis over any two year period during the term of this Agreement.  The Executive shall be deemed to have become disabled if, because of ill health, physical, mental disability or for other causes beyond the control of the Executive, the Executive has been unable or unwilling or has failed to perform the essential functions of Executive’s position under this Agreement, with or without reasonable accommodation (provided that no accommodation that imposes undue hardship on the Company will be required); or

(c)	at any time upon making the severance payment contemplated in section 6.3 to the Executive subject to the terms of this Agreement, including Article 8.

6.3	Severance Payment

In the event of the termination of the Executive’s employment:

(a)	by the Executive pursuant to subsection 6.1(b) of this Agreement; or

(b)	by the Company pursuant to subsection 6.2(c) or by the Company in breach of this Agreement;

the Company shall pay to the Executive a lump sum severance payment within 10 days after Executive executes a release without revocation as described in Article 8 equal to:

(c)
an amount equal to the Executive’s annual salary at the time of termination of the Executive’s employment plus the Executive’s annual incentive target for the fiscal year pursuant to the Annual Incentive Program, multiplied by two in the event that such termination occurs before the first anniversary of this Agreement; or

(d)
an amount equal to the Executive’s annual salary at the time of termination of the Executive’s employment plus the Executive’s annual incentive earned in the previous fiscal year pursuant to the Annual Incentive Program, multiplied by two in the event that such termination occurs on or after the first anniversary of this Agreement.

Further, the Company will pay to the Executive, as soon as practical following the Executive’s termination of employment but in all events no later than March 15 of the year following the year of termination, a lump sum payment equal to the Company’s cost of providing group life and long term disability insurance coverage to the Executive for a period of 12 months.  In addition, unless the Company is prohibited or restricted by applicable law as it may apply at the time of Executive’s termination, in the event of termination of the Executive’s employment pursuant to either 6.1(b) or 6.2(c), and subject to Article 8, the Company shall continue the Executive’s group health and dental insurance benefits, if any, under section 3.4 for a maximum period of 12 months or until such time as the Executive subsequently becomes covered by another group health plan or otherwise loses eligibility for COBRA coverage, whichever is earlier, in accordance with COBRA.  The Executive agrees to notify the Company immediately if he becomes covered by another group health plan.  The Executive is responsible for electing COBRA coverage and remitting all premium payments directly to the plan administrator for such coverage, within deadlines set forth by the plan.  The Company will reimburse the Executive on tax-free basis for such COBRA premium payments.  If, at the time of Executive’s termination of employment, the Company is unable to continue any such benefits, or to provide them to the Executive on a tax-favored basis, the Company will instead pay to the Executive an amount equal to the present value of the Company’s cost of providing such benefits, such amount to be paid as soon as possible following Executive’s termination, but in all cases by March 15th of the year following Executive’s termination of employment.

In addition, the Company shall reimburse the Executive within 10 days of such termination for all expenses as contemplated by section 3.3.

6.4	Compensation Otherwise Due to the Executive on Termination

In the event of the termination of the Executive’s employment under this Agreement in circumstances other than those set out in section 6.3 of this Agreement, the Company shall pay the following amounts to the Executive:

(a)
if terminated pursuant to subsections 6.1(a) or 6.2(a) of this Agreement, the Company shall pay to the Executive within 10 days of the termination unless otherwise required by law his then-current annual salary accrued pursuant to section 3.1 of this Agreement as of the date of termination or effective date of resignation, as applicable; or

(b)	if terminated pursuant to subsection 6.2(b) of this Agreement, the Company shall pay to the Executive:

(i)	his then-current annual salary accrued pursuant to this Agreement as of the date of termination, within 10 days of the termination unless otherwise required by law; and

(ii)
a lump sum equal to the Executive’s annual salary at the time of termination of the Executive’s employment within 10 days after Executive executes a release without revocation as described in Article 8.  Such payment will be made no later than March 15 of the year following the year of such termination.

6.5	Property Interests

If the Executive’s employment with the Company is terminated, and within three years of such termination, the Executive acquires for his account, directly or indirectly, other than from the Company or its subsidiaries any present or future interest in any mining claims or properties or mineral interests within 10 kilometers of the external boundaries of any mineral property held by the Company during the time the Executive was employed by the Company, the Executive will offer the Company, in writing the right to acquire such interest in exchange for reimbursement of his direct and indirect acquisition costs.  The Company shall have 30 days after receipt of such offer to accept the offer and 90 days after receipt of such offer to reimburse such costs. For further clarity, the requirements of the Section 6.5 shall not preclude a company that employs the Executive subsequent to the termination of the Executive’s employment with the Company from acquiring, directly or indirectly, any present or future interest in any mining claims or properties or mineral interests wherever situated for the account of such company.

6.6	Resignations

Upon termination of the Executive for whatever reason the Executive shall forthwith execute and deliver to the Company his written resignation from any and all offices of the Company and its affiliates, without claim for compensation for loss of office.

6.7	Payments in Full Settlement

The Executive acknowledges and agrees that the payments pursuant to this Article 6 shall be in full satisfaction of all claims, losses, costs, damages or expenses in connection with his employment and the termination of his employment.  Except as provided in this Article, the Executive shall not be entitled to any further termination payments, damages or compensation whatsoever in connection with the employment of the Executive and the termination thereof.  As a condition precedent to any severance payment pursuant to this Article, the Executive agrees to deliver to the Company, without revocation, prior to any such payment, a full and final release from all actions and claims in connection with his employment and the termination of his employment or any losses, costs, damages or expenses resulting there from in favor of the Company, its affiliates, subsidiaries, directors, officers, employees and agents in a form satisfactory to the Company, as more fully described in Article 8 below.  Should the Executive choose not to execute such a release, the Company is released from any obligation under this Article 6 to provide any severance or termination pay other than those payments required by law.

7.	CHANGE OF CONTROL

7.1	Termination By Company.

In the event that within the twelve (12) month period immediately following a Change of Control (as defined in section 7.2 of this Agreement), any of the following occur:

(a)
a material change (other than a change that is clearly and exclusively consistent with a promotion) in the Executive’s position, duties, responsibilities, title or office in effect immediately prior to any Change of Control;

(b)	a material reduction in the Executive’s Base Salary in effect immediately prior to any Change of Control; or

(c)	any material breach by the Company of any material provision of this Agreement;

(d)	any action or event that would constitute a constructive dismissal of Executive at common law,

then, if the Executive advises the Company in writing of the condition set forth above within ninety (90) days of the date the Executive has become aware (or reasonably should have become aware) of the condition, and the Company has not cured the condition within thirty (30) days from the receipt of written notice, the Executive’s employment shall be deemed to have been terminated by the Company and the Company will, immediately upon such termination, and in all cases on or before March 15th of the year following the year in which such termination occurs, and subject to Article 8, pay to the Executive a lump sum payment of an amount equal to the Executive’s annual salary at the time of termination of the Executive’s employment plus the Executive’s annual incentive earned in the previous fiscal year pursuant to the Annual Incentive Program, multiplied by two, provided that if such termination occurs during the first year of employment, the amount will be equal to the Executive’s annual salary at the time of termination of the Executive’s employment plus the Executive’s annual incentive target pursuant to the Annual Incentive Program, multiplied by two.

Further, the Company will pay to the Executive, as soon as practical following the Executive’s termination of employment under this section 7.1 but in all events no later than March 15 of the year following the year of termination, a lump sum payment equal to the Company’s cost of providing group life and long term disability insurance coverage to the Executive for a period of 12 months.  In addition, unless the Company is prohibited or restricted by applicable law as it may apply at the time of Executive’s termination, and subject to Article 8, the Company shall continue the Executive’s group health and dental insurance benefits, if any, under section 3.4 for a maximum period of 12 months or until such time as the Executive subsequently becomes covered by another group health plan or otherwise loses eligibility for COBRA coverage, whichever is earlier, in accordance with COBRA.  The Executive agrees to notify the Company immediately if he becomes covered by another group health plan.  The Executive is responsible for electing COBRA coverage and remitting all premium payments directly to the plan administrator for such coverage, within deadlines set forth by the plan.  The Company will reimburse the Executive on tax-free basis for such COBRA premium payments.  If, at the time of Executive’s termination of employment, the Company is unable to continue any such benefits, or to provide them to the Executive on a tax-favored basis, the Company will instead pay to the Executive an amount equal to the present value of the Company’s cost of providing such benefits, such amount to be paid as soon as possible following Executive’s termination, but in all cases by March 15th of the year following Executive’s termination of employment.

The Executive further agrees that compensation payable pursuant to this section 7.1 is in lieu of the severance package payable under section 6 of this Agreement and shall be the maximum compensation which the Executive is entitled to receive, including compensation in lieu of reasonable notice, and the Company will have no further obligations to the Executive with respect to the termination of this Agreement, his employment or the termination of his employment, including, without limitation, further severance pay.  As a condition precedent to any payment pursuant to this Article, the Executive agrees to deliver to the Company, without revocation, prior to any such payment, a full and final release from all actions and claims in connection with his employment and the termination of his employment or any losses, costs, damages or expenses resulting therefrom in favor of the Company, its affiliates, subsidiaries, directors, officers, employees and agents in a form satisfactory to the Company, as more fully described in Article 8 below.  Should the Executive choose not to execute such a release, the Company is released from any obligation under this Article to provide any severance or termination pay other than those payments required by law.

7.2	Change of Control.

For the purposes of this agreement, a “Change of Control” means any of the following:

(a)
at least 50% in fair-market value of all the assets of NovaGold are sold to a party or parties acting jointly or in concert (as determined pursuant to the Ontario Securities Act, R.S.O. 1990, c.S.5, as amended (the “OSA”), mutatis mutandis) in one or more transactions occurring within a period of two (2) years; or

(b)
there is a direct or indirect acquisition by a person or group of persons acting jointly or in concert of voting shares of NovaGold that when taken together with any voting shares owned directly or indirectly by such person or group of persons at the time of the acquisition, constitutes 40% or more of the outstanding voting shares of NovaGold, provided that the direct or indirect acquisition by Electrum Strategic Resources LLC (“Electrum”) of voting shares of NovaGold shall not constitute a “Change of Control” unless the acquisition of such additional voting shares when taken together with any voting shares or securities convertible into voting shares (“Convertible Securities”) held directly or indirectly by Electrum at the time of acquisition constitutes 50% or more of the outstanding voting shares of NovaGold.  For purposes of this paragraph (b), all Convertible Securities owned by Electrum will be deemed to be fully converted or exercised and the number of outstanding voting shares of NovaGold will be adjusted to reflect such conversion or exercise and Electrum includes all persons acting jointly or in concert with Electrum;

(a)	a majority of the then-incumbent Board of Directors’ nominees for election to the Board of Directors of NovaGold are not elected at any annual or special meeting of shareholders of NovaGold; or

(b)
NovaGold is merged, amalgamated, consolidated or reorganized into or with another body corporate or other legal person and, as a result of such business combination, more than 40% of the voting shares of such body corporate or legal person immediately after such transaction are beneficially held in the aggregate by a person or body corporate (or persons or bodies corporate acting jointly or in concert) and such person or body corporate (or persons or bodies corporate acting jointly or in concert) beneficially held less than 40% of the voting shares of NovaGold immediately prior to such transaction.

Notwithstanding the foregoing provisions of paragraphs 7.2(a), (b) and (d), unless otherwise determined in a specific case by majority vote of the Board of Directors of NovaGold, a “Change of Control” shall not be deemed to have occurred for the purposes of paragraphs (a), (b), and (d) solely because NovaGold, an entity in which NovaGold directly or indirectly beneficially owns 50% or more of the outstanding voting shares (a “Subsidiary”), or any NovaGold sponsored employee stock ownership plan or any other employee benefit plan of NovaGold or any Subsidiary either files or becomes obligated to file a report or a proxy statement under National Instruments NI 51-102 (Continuous Disclosure), NI 62-103 (Early Warning) or NI 81-102 (Mutual Funds) (or any successor schedule, form or report or item therein) under the OSA, or in any other fashion authorized by a regulatory authority having due jurisdiction, disclosing beneficial ownership by it of voting shares of NovaGold, whether in excess of forty percent (40%) or otherwise, or because NovaGold reports that a change in control of NovaGold has occurred or will occur in the future by reason of such beneficial ownership; nor if NovaGold is a party to any amalgamation, merger or similar transaction involving only NovaGold and its Subsidiaries and which does not result in any change of beneficial ownership of any shares of NovaGold or of the shares received by former shareholders of NovaGold in any new entity resulting from that transaction.

7.3	Limitation on Benefits

Notwithstanding anything to the contrary in this Agreement, to the extent Executive receives any payments and benefits, whether payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (including, but not limited to, any payments and benefits subject to any plan, program, arrangement, agreement, or award) in connection with a Change of Control (“Total Payments”), which would be subject to the excise tax under U.S. Code section 4999 but for the operation of this Section 7.3, then the aggregated amount of the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax, but only if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

Subject to the provisions of this Section 7.3, all determinations required to be made under this Section 7.3, including whether and the extent to which the Total Payments will be subject to the Excise Tax and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm selected by the Executive.  Such firm shall not be a firm then serving as accountant or auditor for the individual, entity or group effecting the Change in Control (the “Auditor”).  Such firm will provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a payment as a result of a Change of Control, or such earlier time as is requested by the Company.  All fees and expenses of the Auditor shall be borne solely by the Company.

8.	EMPLOYEE RELEASE

In order for the Executive to receive the severance payment and the payments with respect to group health, dental, life and disability coverage under Section 6.3, the severance payment under section 6.4(b)(ii) or the payments under Section 7.1 of this Agreement (“Severance Payments”), the Executive must sign a “Separation Agreement and Release” in a form agreeable to the Company, including a release of claims in the form provided by the Company, on or prior to the date of the expiration of any consideration period under applicable law.  The Company agrees to provide the Executive with a release acceptable to the Company within 10 days of the date of termination of Executive’s employment, and in all cases no later than a date such that the last day of any revocation period set forth in the release will occur on or before February 28 of the year following the year in which the termination of employment occurs.  Severance Payments will be paid after the execution of the release and the expiration of any revocation period set forth in the release, and, except for the reimbursement of COBRA premiums for group health and dental coverage, all Severance Payments will be paid no later than March 15 of the year following the year in which termination of employment occurs.  If the Executive fails to sign the release within the time frame provided under this Article 8, the Executive will forfeit any right to Severance Payments and he shall not be entitled to Severance Payments or to any payments replacing the Severance Payments.

9.	CANADA AGREEMENT

Subject to Article 8 of this Agreement, in the event NovaGold breaches the Canada Agreement, such breach shall also be considered a fundamental breach by the Company of this Agreement and the Executive shall be entitled to all the rights and remedies provided for herein upon such a breach.  Subject to Article 8 of this Agreement, in the event the Executive’s employment under the Canada Agreement is terminated, Executive’s employment under this Agreement also will be deemed terminated in the same manner and the Executive shall be entitled to all the rights and remedies provided for herein upon such termination.

10.	TAX EQUALIZATION

The Executive acknowledges and agrees that he may be subject to Canadian taxes as a result of his employment activities in Canada with the Company and NovaGold.  The Company will provide the Executive with tax equalization to ensure that he will pay neither more nor less taxes than he would have had he remained in his home location in the United States.  This is his Hypothetical Tax Liability.  Upon completion of the Executive’s annual Canadian and U.S. income tax returns, an accounting firm retained by the Company will prepare a tax equalization settlement calculation to determine the Executive’s Hypothetical Tax Liability and corresponding settlement between the Executive and the Company.  All tax equalization payments and reimbursements under this Article 10 will be paid no later than the end of the Executive’s second taxable year beginning after the taxable year in which the Executive’s U.S. federal income tax return is required to be filed (including any extensions), or, if later, the end of the second taxable year beginning after the latest year in which the Canadian tax return is required to be filed.  For the purposes of this Agreement “Hypothetical Tax Liability” means what the Executive’s U.S. Federal and home state income taxes would have been on his taxable compensation had the Executive remained in his home location in the United States.  The Executive’s taxable compensation for Hypothetical Tax Liability purposes includes all taxable compensation components included in this Agreement, the Canada Agreement, and other taxable benefits including, but not limited to, vehicle allowances and personal and spouse travel reimbursements under current U.S. tax regulations.

11.	TAX RETURN PREPARATION ASSISTANCE

The Company will provide the Executive with both Canadian and U.S. income tax return preparation assistance for any tax year during which the Executive has a Canadian tax return filing requirement as a result of his employment activities with the Company and NovaGold.  This service will be paid for by the Company and provided by an accounting firm retained by the Company.

12.	INDEMNIFICATION

The Company and the Executive agree to execute the attached Indemnity Agreement.

13.	PERSONAL NATURE

The obligations and rights of the Executive under this Agreement are personal in nature, based upon the singular skill, qualifications and experience of the Executive.

14.	RIGHT TO USE EXECUTIVE’S NAME AND LIKENESS

During the term of this Agreement, the Executive hereby grants to the Company the right to use the Executive’s name, likeness and/or biography in connection with the services performed by the Executive under this Agreement and in connection with the advertising or exploitation of any project with respect to which the Executive performs services for the Company.

15.	LEGAL ADVICE

The Executive hereby represents, warrants, and acknowledges to the Company that he has had the opportunity to receive independent legal advice prior to the execution and delivery of this Agreement.

16.	WAIVER

No consent or waiver, express or implied, by any party to this Agreement of any breach or default by any other party in the performance of its obligations under this Agreement or of any of the terms, covenants or conditions of this Agreement shall be deemed or construed to be a consent or waiver of any subsequent or continuing breach or default in such party’s performance or in the terms, covenants and conditions of this Agreement.  The failure of any party to this Agreement to assert any claim in a timely fashion for any of its rights or remedies under this Agreement shall not be construed as a waiver of any such claim and shall not serve to modify, alter or restrict any such party’s right to assert such claim at any time thereafter.

17.	NOTICES

17.1	Delivery of Notices

Any notice relating to this Agreement or required or permitted to be given in accordance with this Agreement shall be in writing and shall be personally delivered or mailed by registered mail, postage prepaid to the address of the parties set out on the first page of this Agreement.  Any notice shall be deemed to have been received if delivered, when delivered, and if mailed, on the fifth day (excluding Saturdays, Sundays and holidays) after the mailing thereof.  If normal mail service is interrupted by strike, slowdown, force majeure or other cause, a notice sent by registered mail will not be deemed to be received until actually received and the party sending the notice shall utilize any other services which have not been so interrupted or shall deliver such notice in order to ensure prompt receipt thereof.

17.2	Change of Address

Each party to this Agreement may change its address for the purpose of this Article 17 by giving written notice of such change in the manner provided for in section 17.1.

18.	APPLICABLE LAW

This Agreement shall be governed by and construed in accordance with the laws of the state of Utah and the federal laws of the United States applicable therein, which shall be deemed to be the proper law hereof.  The parties hereto hereby submit to the jurisdiction of the courts of Utah, venued in Salt Lake.  The Executive agrees that the aforementioned courts shall have exclusive jurisdiction of a lawsuit arising from or relating to Executive’s employment with, or termination from, the Company or its affiliates.  All obligations of the parties under this Agreement are subject to receipt of all necessary approvals of the applicable securities regulatory authorities.  This Agreement is intended to fall within the exception in U.S. Treasury Regulation 1-409A-1(b)(4) for short term deferrals or other applicable exceptions and will be interpreted and administered accordingly.

19.	SEVERABILITY

If any provision of this Agreement for any reason be declared invalid, such declaration shall not affect the validity of any remaining portion of the Agreement, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties that they would have executed the remaining portions of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid.

20.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties hereto and there are no representations or warranties, express or implied, statutory or otherwise other than set forth in this Agreement and there are no agreements collateral hereto other than as are expressly set forth or referred to herein.  This Agreement cannot be amended or supplemented except by a written agreement executed by all parties hereto.

21.	NON-ASSIGNABILITY

This Agreement shall not be assigned by any party to this Agreement without the prior written consent of the other parties to this Agreement.

22.	BURDEN AND BENEFIT

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

23.	TIME

Time is of the essence of this Agreement.

24.	WITHHOLDING

The Company shall withhold from any amounts payable under this Agreement such taxes and other amounts as may be required to be withheld pursuant to any applicable law or regulation.

25.	COUNTERPARTS

This Agreement may be executed in counterparts and such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have executed this Agreement effective as of the 4th day of September, 2012.

NOVAGOLD USA, INC. By: /s/ Gregory A. Lang Gregory A. Lang Chief Executive Officer

By: /s/ David Deisley David Deisley Executive VP & General Counsel

SCHEDULE A

Member of the Trustees Council and Board of Directors of the Rocky Mountain Mineral Law Foundation, Westminster, Colorado.